Winthrop Realty Trust
First Quarter 2009
Earnings Conference Call

Date: Thursday, May 7, 2009
Time: 2:00 pm Eastern Time

MANAGEMENT DISCUSSION SECTION

Operator
Good day, everyone, and welcome to the Winthrop Realty Trust First Quarter 2009 Earnings Conference Call.  At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

For opening remarks I’d like to turn the call over to your host Beverly Bergman, Vice President and Director of Investor Relations.  Thank you Ms. Bergman, you may begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you LaTonya and good afternoon, everyone.  Welcome to the Winthrop Realty Trust Conference Call to discuss our first quarter 2009 financial results.

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With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

•	A press release was issued this morning, May 7th, and will be furnished on a Form 8-K with the SEC.

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These documents are available on Winthrop’s website at www.winthropreit.com in the Investor Relations section. Additionally we are hosting a live webcast of today’s call, which you can access in the site’s News and Events section.

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At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in Winthrop’s filings with the SEC. Winthrop does not undertake a duty to update any forward-looking statements.

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Please note that in the press release Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.  This can be found in the FFO table of the press release.

•	I’d now like to turn the call over to Michael Ashner for his opening remarks. Please go ahead Michael.

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly.

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Good afternoon, everyone, and thank you for joining us on today’s conference call. Today, Winthrop announced financial results for the first quarter.  By now, you should have all received a copy of our earnings press release.  Our previously stated view that real estate property values are more likely to deteriorate in the near term than stabilize has been reaffirmed.  We continue to believe that the REIT public equity and debt securities’ pricing in the markets reflect the most accurate pricing of real estate assets available and, consequently, currently provide the most favorable risk adjusted returns for real estate investing.  In addition these securities provide a relatively liquid investment, the proceeds of which can be redeployed once the prices for properties are more in line with our expected performance.   Accordingly, we have continued our acquisition of publicly traded REIT securities, primarily bonds and selected preferreds.  While the dip in value at March 31, 2009, and our election to account for these securities using the FAS 159 fair value reporting option resulted in the recognition of an $11.1 million unrealized loss by the Company in the first quarter, this temporary loss has been more than offset by the subsequent gains in the values of these securities throughout April.  Overall we are pleased with their performance and remain intent on expanding our investment in these securities as well as to include senior CMBS and performing and nonperforming mortgage loans in the future.

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Likewise, we are generally pleased with the stability in the performance of our operating properties.  As Carolyn will discuss later in the call, our operating properties have maintained consistent occupancy and revenues despite the economic difficulties confronting the market.  While the Marc Realty downtown properties have performed well, however there has been significant stress noted in the suburban markets, as evidenced by the impairment taken in the fourth quarter last year.

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Although the non-cash impairments incurred in the Concord joint venture have caused our earnings to decline significantly, it is important to reiterate that our investment in Concord is entirely non-recourse to Winthrop.   Winthrop’s balance sheet is not jeopardized by the Concord investment and the maximum loss that we can incur is the equity which has already been invested, and for which we have reduced the carrying value considerably. In this regard, we have not invested any additional capital since the first quarter 2008.

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Our balance sheet remains exceedingly relatively strong and among the strongest of publicly traded REITS with $41.1 million in cash and cash equivalents along with $44.2 million in securities we have $85.3 million in investable cash, plus we have our undrawn line of $35 million.  Our only recourse debt, due in 2012, is our Series B preferred shares of $37.4 million.  We have no debt maturing in 2009 without extension.  We continue to be patient with our capital as we evaluate various opportunities presented.

With that, I will now turn the call over to our Chief Financial Officer, Tom Staples, to review Winthrop’s financial results.  Tom?

Thomas Staples, Chief Financial Officer

Thank you Michael.

Good afternoon everyone.  In addition to an overview of Winthrop’s financial results, I will briefly review highlights from each of our business segments.  Please note that all per share amounts are on a fully diluted basis unless otherwise stated and reflect the November 2008 one for five reverse stock split.

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For the quarter ended March 31, 2009, the Company incurred a net loss of $22.4 million or $1.42 per share compared with net income of $6.3 million or $0.44 per share for the quarter ended March 31, 2008.

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The decrease in net income for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 was due primarily to a $17.7 million loss attributable to our investment in Concord and the $11.1 million unrealized loss on securities carried at fair value as Michael previously mentioned.  The unrealized loss on our securities carried at fair value consisted of $9.8 million attributed to our ownership of Lexington Realty Trust common shares and $1.3 million attributed to our investment in other publicly traded REIT bonds and preferred equity shares.   During the month of April, our investment in these financial assets appreciated by $12.2 million of which $5.1 million related to the Lexington shares and the balance related to investments in the other REIT bonds and preferred shares.  Consequently, as Michael touched upon earlier, this temporary unrealized loss was subsequently reversed as the value of these assets increased.

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Total FFO for the first quarter of 2009 was a negative $19.3 million, or a loss of $1.22 per common share, compared with FFO of $11.0 million, or $0.62 per common share, for the first quarter of 2008.  The decrease in FFO is due to the same factors which negatively impacted net earnings noted earlier.

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Excluding the aforementioned non-cash charges, FFO for the first quarter of 2009 would have been $7.9 million or $0.45 per common share as compared with FFO of $7.8 million or $0.44 per common share for the first quarter of 2008.

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With respect to Winthrop’s operating properties business segment, net operating income remained relatively stable at $7.8 million for the three months ended March 31, 2009, compared with approximately $7.6 million for the three months ended March 31, 2008.  The increase in net operating income consisted of a $318,000 increase in revenues and reimbursable expenses, partially offset by an increase in operating expenses and real estate tax expenses of $98,000.  The Sealy properties generated increased equity losses of $61,000 primarily as a result of our Newmarket property which was acquired in August 2008.  The increase in rental revenues previously mentioned was the result of leasing activity and increased occupancy at our River City and Ontario operating properties.

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With respect to Winthrop’s loan assets and loan securities business segment, a net loss of $16.7 million was incurred for the three months ended March 31, 2009 compared with net operating income of $7.4 million for the three months ended March 31, 2008.  This decrease in operating income was primarily due to a $21.8 million decrease in equity earnings from our joint venture in Concord and a $1.3 million decrease in equity earnings from our Marc Realty portfolio.  The $35.4 million equity loss recorded by Concord for the three months ended March 31, 2009, was primarily the result of a $36.9 million unrealized loss on certain real estate loans now classified as held for sale as certain assets are expected to be sold in order to comply with the loan pay downs required in connection with the restructuring of the Column Financial Repurchase Agreement, plus a $2.5 million provision for loan loss reserves.  Based on our 50% ownership interest in Concord, we recognized a loss of $17.7 million for the quarter ended March 31, 2009. The decrease in the equity earnings from the Marc Realty property was due to a gain of $959,000 which was recognized as a result of the sale of a property during the first quarter 2008.  There were no sales of Marc Realty properties in 2009.  Additionally, a $428,000 loan loss reserve was recognized on the Marc Realty portfolio in 2009.

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With respect to our REIT securities business segment, the net operating loss was $9.9 million for the three months ended March 31, 2009, compared with net operating income of approximately $2.1 million during the prior year period.  As described earlier we adopted FAS 159 fair value reporting for our securities which effectively requires us to recognize as unrealized loss or gain the change in market price of marketable securities on a quarter-by-quarter basis commencing with the date of election.  As a result of the adoption of FAS 159, we recognized an $11.1 million unrealized loss on securities carried at fair value which was partially offset by an increase of $1.3 million in interest and dividends received in 2009 on our REIT investment portfolio.  For the quarter ended March 31, 2008, we recognized a $2.0 million gain on sale of Lexington Realty Trust shares.  At March 31, 2009, Winthrop held REIT securities with an aggregate fair value of $44.2 million, compared with $36.7 million at December 31, 2008.  The temporary decline in value in the first quarter has been reversed with an increase in current fair value as of April 30, 2009 of approximately $12.2 million.

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As of March 31, 2009, Winthrop had cash, cash equivalents and restricted cash of approximately $46.8 million.  This is a decrease of $26.8 million from our December 31, 2008 balance of $73.6 million.  This decrease was the result of the Trust satisfying a $9.8 million loan payable to Citibank made in connection with the Trust’s 2008 purchase of 3.5 million common shares of Lexington Realty Trust.  In addition, the Trust utilized $25.7 million of cash for the acquisition of REIT debt securities and preferred equity investments as well as utilizing $17 million of cash for the buyback of 917,105 Series B-1 Preferred shares which had a par value of $22.9 million.  In addition, the company has a $35 million available on its credit facility with KeyBank.  There were no amounts outstanding under this facility at March 31, 2009.

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Lastly, a quick review of Winthrop’s dividends.  We paid a regular quarterly cash dividend of $0.25 per common share for the first quarter of 2009 which was paid on April 15, 2009 and have declared a $0.25 per common share cash dividend for the second quarter of 2009 which will be paid on July 15, 2009 to holders of record as of June 30, 2009.

Now, I’ll turn the call over to Carolyn Tiffany.  Carolyn?

Carolyn Tiffany, President

Thank you, Tom.

Good afternoon.  I’d like to talk about the key operational issues:

•	At March 31, 2009, the Company’s real estate portfolio encompassed approximately 9.7 million square feet of space, including properties within the Marc Realty and Sealy portfolios.

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The Marc Realty portfolio consisted of two participating second mortgage loans and 19 participating convertible mezzanine loans, together with an equity investment in each mezzanine borrower, for a total aggregate investment amount at par of approximately $57.0 million.  In addition, tenant and capital improvement loans with respect to the Marc Realty properties totaled $18.8 million at March 31, 2009.   The properties in our Marc Realty venture had a blended occupancy rate of 79% at March 31, 2009 as compared to 81% at March 31, 2008.  The slight decrease in occupancy is due to the softening of the suburban market.

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The suburban properties continue to have more difficulty in the leasing market, while downtown Chicago remains strong for us.  With the exception of the four suburban properties for which we took an impairment in the fourth quarter 2008, our mezzanine loans and tenant and capital improvement loans continue to be paid currently and we continue to expect that given the equity conversion feature, we will ultimately receive more than our carrying value thanks to the strength of the downtown portfolio.

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Winthrop’s three Sealy venture properties, comprising a total of about 2.1 million rentable square feet, had a blended occupancy rate of 86% at March 31, 2009 compared with 91% at March 31, 2008, reflecting the acquisition of an additional property during the second quarter of 2008. During the first quarter we received distributions of $343,000 from these investments.

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Winthrop’s consolidated portfolio had a blended occupancy rate of 96%, at March 31, 2009 consistent with 96% at March 31, 2008.  We have extended the loan secured by our jointly owned Marc Realty River City property for one year to March 28, 2010.  The renewal was subject to a $200,000 principal payment which was made in April which reduced the outstanding principal balance to $9.3 million.  Additionally we will exercise our first of two, one year extensions of the loan scheduled to mature in June 2009 which is secured by the 14 net lease properties comprising what we commonly refer to as the Finova portfolio.

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Turning to the Concord platform, as of March 31, 2009, the capital and credit market deterioration has continued to have an adverse impact on Concord.  As a result, other-than-temporary impairments of $881,000 were recorded by Concord during the first three months of 2009.  As of March 31, 2009, Concord had recorded total impairment losses on available for sale securities of $83.7 million.

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In April 2009, Concord restructured its repurchase agreements with Column Financial, Inc.  Under the terms of the restructured agreement Concord was required to reduce the outstanding loan balance by $10.7 million in April 2009, which it did by selling one of its loan assets, which had a par value of $17 million.  In addition, Concord is obligated under the modification to repurchase $47.5 million of assets financed under the agreement by May 31, 2009 and is required to further reduce the balance under the repurchase facility to $80 million by September 30, 2009, and $60 million by December 31, 2009.  Concord expects to meet these obligations by selling certain of the assets pledged under the Column agreement and has as Tom mentioned identified eight loans which it intends to sell.  Consequently we reclassified these loans as held for sale at March 31 and marked the loans to market, which resulted in the impairment charge discussed by Tom earlier, reducing our carrying value for Concord to $55.2 million.

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This modification should allow for a more orderly and methodical manner of divesting over a period of time, hopefully allowing for improvement in the marketplace.  Rather than selling assets in a distressed manner, the modification should permit overall improved recovery of value.

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At March 31, 2009, excluding the Column Financial repurchase agreement, Concord had approximately $21.5 million of repurchase agreements maturing in December 2009 with the remaining repurchase agreement balance of approximately $59.6 million maturing in February 2012.  In addition, Concord also has a $100 million credit facility with KeyBank, which had a drawn balance of $79.3 million as of March 31, 2009.

•	I would like to stress again, that in our Concord portfolio, no debt is recourse to Winthrop and our loss is limited to our equity investment.

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Throughout this call we have mentioned several times our intention to continue to make investments in REIT debt securities and selected preferred equity.  While our investment in the Maguire preferred shares received some publicity because of our SEC filing, I want to clarify that it is not representative of the securities in which we have invested or intend to invest, but rather is an anomaly in the portfolio.  Similarly, while we have invested in Lexington common shares, our strategy since December has been to focus on more senior securities because of the very favorable risk adjusted returns.  Generally, as we evaluate these investments, we look to a number of factors with respect to each issuer including the amount of recourse corporate liabilities, the existing aggregate EBITDA relative to our last dollar loss, (otherwise known as debt yield), the issuer’s access, if any, to agency financing and the issuer’s ability to raise equity capital.

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Finally, Michael, Tom and I will be attending the NAREIT Conference in New York City, June 3rd – 5th.  If anyone is interested in meeting with us at the Conference, we would be pleased to arrange meetings.  Please feel free to contact me directly or contact our Director of Investor Relations, Beverly Bergman.

•	With that, let’s open it up to questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you.  We will now conduct the question and answer session. [Operator Instructions].

Operator: Our first question comes from David Fick with Stifel Nicolaus. Please proceed with your question.

<Q – David Fick>: Good afternoon. You just mentioned Maguire and I was just wondering if you could talk a little bit more about why you would go through a proxy battle for a $1 million investment?

<A – Michael Ashner>: Who said we were doing a proxy battle? David? Did you see something in our filing that I didn’t see? I didn’t see anything about a proxy battle.

<Q – David Fick>: Okay. I shouldn’t have read between the lines. You clearly asked for permission to own more of those shares. Okay, I presume you don’t want to talk any more about your intentions there? What is your valuation for Concord carried at today? And I presume that’s what you think it’s worth at this point?

<A – Michael Ashner>: Carolyn?

<A – Carolyn Tiffany>: We’re currently carrying it at 55.2 million.

<Q – David Fick>: Okay. And given that it’s in run-off, I mean what do you think the likelihood is that it will generate over 50 million of cash before it conks out?

<A – Michael Ashner>: Well, that’s impossible to determine in this market, whether it generates more than $55 million to us or less, it’s a – we have first mortgage loans, longer-term loans, we have extended most if not all of our financing. It’s – the market will control what it is we’re going to generate. I read your reports today and some of the other commercial financing and I don’t think they’re inaccurate. And really time will tell you how much you’re going to – you’re going to realize from this. The longer you’re able to hold your positions, the better off you are, obviously. It’s hardly possible to speculate what it is we will actually realize from this investment over time – at this point in time, as a matter of fact, at this point in time.

<Q – David Fick>: Okay. What else do you see out there in terms of sort of categories of opportunistic investments that you might make? It sounds like you’re being a lot more cautious in terms of where you’ll go in the capital right now?

<A – Michael Ashner>: Oh, yeah. That’s true, I think – I remain interested in senior real estate securities from a risk adjusted and return basis, we’ve done very well with them. I’m now focusing – or we are focusing, I should say, on – I wouldn’t use the term distressed debt, because much of the debt is performing, but both performing and non-performing senior first mortgage debt encumbering real estate. I think we’re also interested, and we’ve been studying for awhile the CMBS market – we find most attractive, like many others, as it is Super Senior AAAs because of the spreads. But we’re looking elsewhere within that – with respect to those investment securities also. I just don’t see that property markets have priced themselves yet – for assets yet, as to their true value.

<Q – David Fick>: Okay. Where do you stand with the incentive fees at this point? I presume that, given what’s going on at Concord, you’re pretty far away from anything?

<A – Thomas Staples>: Yes. The answer is yes, we are relatively far away from this. We are long-term, patient investors. My management team is incentivized to create as much value as possible. I believe in that business model and I’m not moving away from it. Candidly, as you know, we’ve reduced our base management fees for about by $2 million because we felt that we’re very aligned with their investors and we thought that, together with the business model, then incentive management fee is what we need to motivate us to go forward with this company.

<Q – David Fick>: Great. And then lastly, could you review the remaining ‘09 and the ‘10 debt maturities as well as major lease rollovers and any progress that you might be making on both of those categories?

<A – Thomas Staples>: Carolyn, why don’t you touch on the debt maturities?

<A – Carolyn Tiffany>: We don’t have any debt maturities without extension in ‘09. As I mentioned earlier, we have the Finova loan as we call it, that is about 24 million scheduled to mature in June of ‘09, but it has two, one-year extensions.

<Q – David Fick>: And those are your option?

<A – Carolyn Tiffany>: Our option, yes.

<Q – David Fick>: Okay.

<A – Michael Ashner>: And I don’t believe we’ve had any for 2010 out with respect to our portfolio, Marc Realty portfolio may have, I think two loans, but that’s all that comes to mind. But I’m sure it’s disclosed in our annual report.

<A – Carolyn Tiffany>: And we do have the River City property, which we consolidate, which will mature in 2010. And we are working with the Marc – we just got that extension to 2010 and that property is showing improving occupancy and we expect that in March 2010 it won’t be an issue for us. It’s a secured match funded loan.

<A – Michael Ashner>: The reason I was – I misspoke is because I consider River City to be a Marc Realty property. With respect to lease – I don’t know that there’s going to be significant or natural rollover. We’re in the process of renewing a number of the Finova leases. And we’ll have more color on that when they are done, but that’s about that. And some of the lease – and one or more of the leases in our wholly owned properties has been – the rents are in the process of being extended. But I don’t think we have any significant lease maturities that are coming due that we haven’t addressed for 2009, or not in the process of addressing.

<Q – David Fick>: Okay. Michael, you mentioned our earlier reports wherein we – question the viability of the commercial finance REIT sector. You guys are a quasi-commercial finance REIT and you’re our only bi-rating in this space. What case do you make to investors today for investing in your stock?

<A – Michael Ashner>: Well, I think there’s a couple of reasons to invest in our stock. The first instance, the principal concern that investors have with respect to REITs is their balance sheet. On a relative basis, I don’t think anyone has a stronger balance sheet than we do. We have close to $100 million of cash and securities. We have – against that, we have $35 million of recourse debt. Every one of our investments is siloed and none of it can affect the equity in the parent company. We are an opportunistic investor and obviously this is the kind of environment where an opportunistic investor does best. These losses that we have sustained with respect to the – our finance business; we feel terrible about. On the other hand, we see the finance sector because of its depressed situation and with this depressed situation the opportunities that it offers is an area which we need now to explore, particularly with respect to senior securities, whether it be home mortgage loans or whether it would be CMBS or it be the securities we’ve been buying. So I guess the argument is in favor of investing with us, is the strength of our balance sheet and the expertise in the business – the business focus of this company, which is opportunistic investing in down cycles, that’s what where are.

<Q – David Fick>: Thank you all three, we look forward to seeing you New York for NAREIT.

<A – Michael Ashner>: Well, good luck in your 100-mile ride.

<Q – David Fick>: 100 kilometer ride.

<A – Michael Ashner>: Ah, I thought it was a 100 miles. Now I’m less impressed.

<Q – David Fick>: Thank you.

Operator:  [Operator Instructions]. Our next question comes from Andrew Boord with Fenimore. Please proceed with your question.

<Q – Andrew Boord>: Thank you. Good afternoon.

<A – Michael Ashner>: Good afternoon.

<Q – Andrew Boord>: You guys quickly mentioned four of the Marc properties, suburban properties are having a little trouble.  I wonder if you could go into that a little bit more.  Certainly it’s understandable but just kind of the significance, the severity and how bad do you think that will be?  Do you think we may end up losing those properties and whatnot?

<A – Michael Ashner>: Well, I’ll let Carolyn weigh in after I give my comments because Carolyn and I discuss this on a regular basis. The suburban Chicago market has been hammered.  There’s no doubt about it, there’s been significant softening. So we’ll have an impact. Will we – are we going to lose all these properties?  No.  There’s equity and more than – clearly more than in the majority of the other properties, but the equity value is down.  There’s just nothing we can do about that. So no, I don’t think we’re going to lose all of the properties, or even most of the properties or give them back so to speak.  On the other hand, we look at Marc as a sort of platform investment in which all the properties are pooled together and we – the value of that investment is that you don’t separate into a number of different discrete entities but rather it’s pooled, as I said.

<Q – Andrew Boord>: Yeah.

<A – Michael Ashner>: The downtown market has done very well.  We have enormous equity we believe with respect to the downtown market and some of the other – and most of the other assets we bought which we believe more than offsets any of the losses where erosion of equity would be sustained in the suburban market. Also with respect to the suburban market most of our financing is longer term so we can – where we believe there’s value we can ride it out but to deny that this suburban Chicago market is not – has been impacted negatively by this economy would be misleading. Carolyn?

<A – Carolyn Tiffany>: Yeah I mean just want to point out too these are not large properties that we had some difficulty with. And we’ve already taken the loss.  We took a loss of 7.5 million in the fourth quarter or last year I should say to account for this. And basically we wrote those properties down to zero. You know, obviously we’re working to have some recovery but we took a pretty conservative approach and wrote them off.

<A – Michael Ashner>: I think, I’d like to add one more thing, we don’t believe in this concept of pride of ownership; we believe in investment. Every day an investment has to justify its continued ownership, and that’s how we look at these – the suburban portfolio.  We are look at it very, very focused views as to how to manage this investment.

<Q – Andrew Boord>: No, I appreciate that. And I understand that. It’s one of the reasons I’m here. What about on the opportunity side in Chicago?  It seems like there might be some buildings coming on the market there.

<A – Michael Ashner>: Well actually, there are. Our interest in Chicago in this just kind of market what you want to buy in Chicago is the best buildings downtown or the debt on the best buildings downtown.  And that’s what we’re looking at right now. We much rather expand our portfolio with respect to downtown assets and the suburban – even in the suburban are very cheap right now.

<Q – Andrew Boord>: Okay. And how about the Marc guys, I don’t think that they really semi-retired when they sold a portion to you, but it fits more again I guess in my mind that they might at some point.  Are they still involved and active?

<A – Michael Ashner>: They are very much involved and they’re not close to retiring.  They work very hard.  First of all, they really are – they are somewhere between anywhere from 20% to 50% owners of this real estate. They have a lot invested, a lot of skin in the game, and they are working very hard.

<Q – Andrew Boord>: Oh, great. Great, all right. Thanks a lot, guys.

Operator:  [Operator Instructions]. There are no further questions in queue at this time. I’d like to turn the call back over to Mr. Ashner for closing comments.

At this time there are no further questions.  I will turn the call back over to Mr. Michael Ashner for any closing remarks.

Michael L. Ashner, Chairman and Chief Executive Officer

Hey, again we thank you all for joining us this afternoon.  As I mentioned earlier, we believe that our balance sheet and liquidity positions Winthrop so that it will not only survive this economic crisis, but allow it to take advantage of the dislocation in the market to make lucrative investments.  As always, we appreciate your continued support and we welcome your input and questions concerning the Company and its business.  I also look forward to seeing many of you at our annual meeting which will be held at the offices of Katten Muchin Rosenman in New York City on Thursday, May 21, 2009 at 11:00 am. If you would like to receive additional information about us, please contact Beverly Bergman at our offices.  You can also find additional information about us on our website at www.winthropreit.com.  In addition, please feel free to contact myself or any other member of management with any questions you may have at your convenience.  I thank you all and have a good afternoon.

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